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                                                                    EX-99.(j)(A)

            Consent of Independent Registered Public Accounting Firm

The Board of Trustees of Wells Fargo Funds Trust

We consent to the use of our reports for the Capital Growth Fund, Endeavor Select Fund, Growth Fund, Large Cap Growth Fund, Large Company Core Fund, Large Company Value Fund, Social Sustainability Fund, and the U.S Value Fund, a total of eight funds of the Wells Fargo Funds Trust, dated September 24, 2009, incorporated herein by reference, and to the references to our firm under the heading "Independent Registered Public Accounting Firm" in the statements of additional information.


/s/ KPMG LLP

Philadelphia, Pennsylvania
November 25, 2009

dc-426613